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                                                            File No. 333-16405

                      Securities and Exchange Commission
                            Washington, D.C.  20549
                      ----------------------------------



             APPLICATION FOR WITHDRAWAL OF REGISTRATION STATEMENT



                          Renaissance Solutions, Inc.
                          ---------------------------
                             (Name of Registrant)



       Delaware                                  04-3150009
------------------------             -----------------------------------
(State of Incorporation)             (IRS employer identification number)



                                 Lincoln North
                      55 Old Bedford, Lincoln, MA  01773
            ------------------------------------------------------
                          (Principal office address)



     Pursuant to Rules 477 and 478 under the Securities Act of 1933, as amended, the undersigned having power of attorney under the Registration Statement on Form S-8 (the "Registration Statement"), File Number 333-16405, relating to common stock, par value $0.0001 per share (the "Common Stock"), of Renaissance Solutions, Inc. and being an authorized representative of Renaissance Solutions, Inc., hereby requests that the Registration Statement be withdrawn, effective immediately. Renaissance Solutions, Inc. no longer intends to sell the Common Stock registered thereby.

                                   RENAISSANCE SOLUTIONS, INC.


                                   By:  /s/ David A. Lubin
                                      ---------------------
                                      Name:  David A. Lubin
                                      Title: Co-Chairman

Dated:  August 5, 1997